EXHIBIT 99.1
                                                                 ------------


[GRAPHIC OMITED - ENTECH SOLAR, INC. LOGO]



             ENTECH SOLAR ANNOUNCES CHANGE IN EXECUTIVE LEADERSHIP
             -----------------------------------------------------


Fort Worth, TX - February 8, 2010 - Entech Solar, Inc. (OTC BB: ENSL.OB) (the "Company", "Entech Solar") announces today that David Gelbaum, the Company's Chairman and Trustee of The Quercus Trust, a major shareholder in the Company, will become Chief Executive Officer (CEO) of the Company, effective immediately. Mr. Gelbaum will replace Dr. Frank W. Smith, who has served as the Company's CEO since March of 2008. Dr. Smith, while stepping down from his CEO role, will continue to serve the Company in an advisory capacity during Mr. Gelbaum's transition into his new role, and will retain his seat on the Company's Board.

The Company also announces that Mr. Gelbaum, through The Quercus Trust, has invested through a private placement agreement, an additional $600,000 in the Company in exchange for Entech Solar restricted common stock at a purchase price of $0.08 per share.

Mr. Gelbaum noted, "I recognize and appreciate the excellent job that Frank has done in taking the Company through a difficult transition period over the past two years. The Company's transition is substantially complete and Entech Solar is now well-positioned to complete the product development and commercialization of its ThermaVolt, SolarVolt and Daylighting products."

                                     -More-

Mr. Gelbaum also stated, "I believe in Entech Solar's employees, its Board of Directors (including Frank Smith, who will continue to assist the Company as a member of the Board), its intellectual property, its technology and its market. I am committed to working with the Entech Solar team to bring its products to market and to make the Company profitable and create value for its shareholders, which include its employees and board members through their ownership of both stock and stock options. I am lucky to be part of this great company."

In addition, the Company announced today that Jacob J. Worenklein, a member of the Company's Board of Directors and Chairman of its Audit Committee, has resigned from the Board. Mr. Worenklein informed the Board that he is required to resign as a result of his joining the law firm of Bingham McCutchen LLP as a partner on January 12, 2010 and it is the firm's policy that its partners not serve as Directors of public companies.


About  Entech  Solar
--------------------

Entech Solar, Inc. is a leading developer of renewable energy technologies and sustainable daylighting solutions for the commercial, industrial and utility markets. Entech Solar designs concentrating solar modules that provide both electricity and thermal energy as part of its ThermaVolt product line and electricity only as part of the SolarVolt product line. The Company also manufactures and markets the Entech Tubular Skylight, a state-of-the-art tubular skylight that provides superior light output and optical efficiency for the commercial and industrial green building initiatives. For more information, please visit www.entechsolar.com.

Entech  Solar  Media  Contact:
David Goldman
Expansion Media
646.335.0268
david@expansionmedia.net

Entech Solar Investor Relations Contact:
Sandy Martin
817-224-3600
ir@entechsolar.com